Exhibit 99.1

Sanchez Energy Amends Credit Facility Agreement

Elected Commitment Remains at $300 million

and Provides for Second Lien Capacity

HOUSTON—(Marketwired)—January 25, 2016—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy,” the “Company,” “we,” “our,” “us,” or similar terms), today announced that it has amended the terms under its $1.5 billion first lien revolving credit facility, effective immediately.  The amendment allows for the incurrence of second lien debt not to exceed $400 million plus any principal representing payment of interest in kind.  The borrowing base is reduced from $500 million to $425 million while the elected commitment remains at $300 million.  The Company has no balance drawn on this facility and therefore believes that it has significant headroom under its 2.25x senior secured leverage covenant.

Gleeson Van Riet, Sanchez Energy’s Chief Financial Officer, reported, “This amendment is expected to provide the Company with additional financial flexibility and increases our available financing and liability management options. Although the borrowing base was lowered to $425 million, we have decided to maintain our $300 million elected commitment amount knowing we have the ability to access the higher borrowing base upon compliance with certain conditions. We believe that the Company’s liquidity remains strong with a cash position on December 31, 2015 of $435 million in addition to this completely undrawn bank credit facility. We expect to fully fund our 2016 upstream capital program of $200 million to $250 million through cash on hand and cash flow from operations without plans to draw down on the Company’s revolving credit facility and would expect to enter 2017 with a positive cash balance.”

“We believe that our fourth quarter of 2015 operational results were strong as disclosed in our press release and Analyst & Investor Day Presentation last week, and we currently estimate that we will not recognize any impairments for the fourth quarter of 2015.  We expect to announce our fourth quarter and full year 2015 earnings on February 25, 2016.”

The Company reported internally estimated proved reserves at December 31, 2015 are expected to range from 120-130 million barrels of oil equivalent (“MMBOE”), an approximately seven percent decrease from the proved reserves at December 31, 2014 of 134.8 MMBOE.  The Company’s proved reserves at December 31, 2014 were prepared by Ryder Scott Company, L.P., the Company’s independent petroleum engineers (“Ryder Scott”).  Ryder Scott has not completed the final report of proved reserves for the year ended December 31, 2015, and results may differ from our internally estimated range. The results for 2015 proved reserves will be filed on the Annual Report on Form 10-K for the year ended December 31, 2015.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where we have assembled approximately 200,000 net acres, and the Tuscaloosa Marine Shale. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to our financial flexibility, our financing and liability management options, our anticipated upstream capital budget for fiscal year 2016, the recognition of future impairments, our proved reserves and our future cash flows, cash position and liquidity. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “plan,” “predict,” “project,” “profile,” “model,” “strategy,” “future,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure of our assets to produce as anticipated, failure or delays on the part of our joint venture partners, failure of our joint ventures to perform as expected, failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs and other factors described in Sanchez Energy’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q.  Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the Securities and Exchange Commission (the “SEC”). Sanchez Energy’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov.  In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Company contact:

G. Gleeson Van Riet
Chief Financial Officer
Sanchez Energy Corporation
713-783-8000

Jaime Brito

Senior Vice President, Investor Relations

Sanchez Energy Corporation

713-783-8000